Exhibit 99.1

For Immediate Release: February 1, 2012

Bridge Capital Holdings Reports Financial Results

For the Fourth Quarter and Year Ended

December 31, 2011

Conference Call and Webcast Scheduled for Wednesday, February 1, 2012 at

10:00 a.m. Eastern Time

San Jose, CA – February 1, 2012 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the fourth quarter and year ended December 31, 2011.

The Company reported net operating income of $2.3 million for the three months ended December 31, 2011, representing an increase of $84,000, or 4%, from $2.2 million in the quarter ended September 30, 2011 and an increase of $2.1 million, or 1435%, compared to net operating income of $149,000 for the same period one year ago.

For the quarter ended December 31, 2011, the Company reported earnings per diluted share of $0.16, which compares with $0.15 for the quarter ended September 30, 2011. This also compares with a loss per share of $(0.01) for the quarter ended December 31, 2010, which included preferred dividend payments of $298,000. The Company retired the preferred stock issued under TARP in March of 2011 and, as a result, no longer has any preferred dividend payments.

The Company reported net operating income of $7.8 million for the twelve months ended December 31, 2011, representing an increase of $5.2 million, or 203%, compared to net operating income of $2.6 million for the same period one year ago. Net income available to common shareholders was reduced by preferred dividends of $200,000 and $2.0 million during the twelve months ended December 31, 2011 and 2010, respectively, resulting in earnings per diluted share of $0.52 and $0.06, respectively.

For the quarter ended December 31, 2011, the Company’s return on average assets and return on average equity were 0.82% and 7.09%, respectively, and compared to 0.81% and 6.94%, respectively, for the quarter ended September 30, 2011 and 0.06% and 0.47%, respectively, for the same period in 2010. For the twelve months ended December 31, 2011, the Company’s return on average assets and return on average equity were 0.75% and 6.12%, respectively, and compared to 0.29% and 2.26%, respectively, for the same period in 2010.

“Our increased level of profitability was driven by strong balance sheet growth and steady improvement in asset quality,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Bank and Bridge Capital Holdings. “We continue to have success in developing new relationships with a diverse array of business clients who value the unique combination of industry expertise and highly tailored financial solutions that we provide for emerging growth and middle-market companies. The growth in our client roster resulted in a 6% increase in total gross loans and a 7% increase in total deposits during the fourth quarter.

“We anticipate that the opportunity for Bridge Bank in our core markets will remain relatively healthy in 2012, and we expect to see a similar level of growth as we did in 2011. Higher revenue generated from continued growth should enable us to continue to deliver our unique brand of business banking to our growing base of business clients, recruit top tier banking talent, invest in value creating initiatives, enhance efficiencies, and increase our earnings potential,” said Mr. Myers.

Fourth Quarter Highlights

Fourth quarter results, compared to third quarter 2011 (unless otherwise noted), reflected strong performance across all areas of the Company’s business and included:

•	Loan growth continued to be strong and broad-based. Total gross loans increased to 6% to $762.0 million, up from $719.8 million at September 30, 2011. Total gross loans at December 31, 2011 surpassed pre-recession, pre-financial crisis levels.

•	Asset quality continued to steadily improve. The allowance for credit losses was 2.43% of total gross loans and 156.59% of nonperforming loans at December 31, 2011, compared to 2.54% of total gross loans and 150.60% of nonperforming loans at September 30, 2011. The provision for credit losses of $600,000 for the fourth quarter of 2011, primarily related to growth of the loan portfolio. In addition, net charge-off activity for the quarter was just .05% of average gross loans and for the year the Company recognized net recoveries of $394,000.

•	Nonperforming assets declined by $5.2 million to $16.0 million, or 1.38% of total assets, primarily through reduction of “other real estate owned.”

•	Total revenue was $15.6 million for the fourth quarter of 2011, and reached $58.4 million for the full year which was the highest ever for the Company.

•	Net interest income of $13.0 million was the highest ever for a quarter and represented growth of $312,000, or 3%, compared to $12.7 million for the prior quarter.

•	Net interest margin remained strong at 4.94% and compared to 4.95% for the third quarter of 2011 and 4.90% for the full year.

•	Total assets reached $1.16 billion at December 31, 2011 driven by continued growth in core deposits. Total deposits of $998.7 million at December 31, 2011 represented growth of $62.7 million, or 7%, compared to $936.0 million at September 30, 2011.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 16.06%, Tier I Capital Ratio was 14.80%, and Tier I Leverage Ratio was 13.36% at December 31, 2011.

Net Interest Income and Margin

Net interest income of $13.0 million for the quarter ended December 31, 2011 represented an increase of $312,000, or 3%, compared to $12.7 million for the quarter ended September 30, 2011 and an increase of $1.5 million, or 14%, compared to $11.4 million for the quarter ended December 31, 2010. The increase in net interest income from the third quarter of 2011 was primarily attributable to an increase in average earning assets. The increase in net interest income from the same period one year ago was primarily attributable to an increase in average earning assets combined with a lower cost of funds. Average earning assets of $1.04 billion for the quarter ended December 31, 2011 increased $27.7 million, or 3%, compared to $1.01 billion for the quarter ended September 30, 2011 and increased $130.1 million, or 14%, compared to $911.6 million for the same quarter in 2010.

For the twelve months ended December 31, 2011, net interest income of $48.4 million represented an increase of $6.3 million, or 15%, from $42.1 million for the twelve months ended December 31, 2010 and was primarily attributable to an increase in average earning assets combined with a decrease in average nonperforming loans and a lower cost of funds. Average earning assets of $987.6 million for the twelve months ended December 31, 2011 increased $144.2 million, or 17%, compared to $843.4 million for the same period one year ago.

The Company’s net interest margin for the quarter ended December 31, 2011 was 4.94%, compared to 4.95% for the quarter ended September 30, 2011, and 4.97% for the same period one year earlier. Although loan yields declined during the fourth quarter of 2011, an increase in the yield on investment securities and a decrease in the cost of funds helped to keep the net interest margin relatively stable compared to the prior quarter.

The Company’s net interest margin for the twelve months ended December 31, 2011 was 4.90%, compared to 4.99% for the same period one year earlier. The decrease in net interest margin from prior year was primarily due to decreased balance sheet leverage and a less favorable mix in average earning assets, partially offset by increased loan fees related to the growth in the factoring and asset-based lending portfolio. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 74.7% during the twelve months ended December 31, 2011, which represented a decrease compared to an average of 78.6% for the same period of 2010. The positive impact on the net interest margin from increased loan fees for the twelve months ended December 31, 2011 compared to the same period one year ago was 9 basis points.

Non-Interest Income

The Company’s non-interest income for the quarters ending December 31, 2011, September 30, 2011, and December 31, 2010 was $2.6 million, $3.3 million, and $2.1 million, respectively. During the fourth quarter of 2011, the Company recognized a gain from the sale of SBA loans of $299,000, compared to $815,000 recognized in the third quarter of 2011. The Company did not sell any SBA loans during the fourth quarter of 2010. During the third quarter of 2011, the Company recognized a gain of $595,000 from the sale of securities, compared to $165,000 recognized in the fourth quarter of 2010. The Company did not sell any securities during the fourth quarter of 2011.

Non-interest income for the twelve months ending December 31, 2011 and 2010 was $9.9 million and $6.8 million, respectively. Non-interest income for the twelve months ending December 31, 2011 included a $1.7 million gain on the sale of SBA loans. The Company did not sell any SBA loans during the year ending December 31, 2010. Non-interest income for the twelve months ending December 31, 2011 also included international fee income of $2.5 million and depositor service charges of $2.9 million compared to $1.8 million and $2.4 million, respectively, for the same period one year earlier.

Net interest income and non-interest income comprised total revenue of $15.6 million for the three months ended December 31, 2011, compared to $15.9 million for the three months ended September 30, 2011 and $13.5 million for the same period one year earlier. For the twelve months ended December 31, 2011, total revenue of $58.4 million represented an increase of $9.4 million, or 19%, from $49.0 million for the twelve months ended December 31, 2010.

Non-Interest Expense

Non-interest expense was $11.1 million for the quarter ended December 31, 2011, compared to $10.9 million and $11.1 million for the quarters ended September 30, 2011 and December 31, 2010, respectively. Non-interest expense for the twelve months ended December 31, 2011 was $42.4 million compared to $39.7 million for the same period one year ago. Overall, trends in non-interest expenses reflect a lower level of expenses related to problem asset valuation and resolution and higher expenses related to supporting growth and investments in new initiatives.

Salary and benefits expense for the quarter ended December 31, 2011 was $7.1 million, compared to $6.2 million and $5.9 million for the quarters ended September 30, 2011 and December 31, 2010, respectively. The increase in salary and benefits expense for the fourth quarter of 2011 related to an increase in headcount to support growth and new initiatives and also included additional accruals for incentive compensation due to strong performance related to loan generation. Salary and benefits expense for the twelve months ended December 31, 2011 was $24.6 million compared to $21.3 million for the same period one year ago. As of December 31, 2011, the Company employed 193 full-time equivalents (FTE) compared to 184 FTE at September 30, 2011 and 170 FTE at December 31, 2010.

“Other real estate owned” and loan related charges were $565,000 for the quarter ended December 31, 2011, compared to $224,000 and $1.0 million for the quarters ended September 30, 2011 and December 31, 2010, respectively. “Other real estate owned” and loan related charges were $1.8 million for the twelve months ended December 31, 2011, compared to $2.4 million for the same period one year ago. The decrease in “other real estate owned” and loan related charges was primarily attributed to a decline in nonperforming assets.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 70.99%, 68.66%, and 82.48% for the quarters ended December 31, 2011, September 30, 2011, and December 31, 2010, respectively. The efficiency ratio was 72.68% for the twelve months ended December 31, 2011 compared to 81.12% for the same period one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at December 31, 2011 of $1.16 billion, compared to $1.09 billion at September 30, 2011 and $1.03 billion on the same date one year ago. The increase in total assets of $67.1 million, or 6%, from September 30, 2011 and $131.3 million, or 13%, compared to December 31, 2010 was driven by an increase in core deposit production which was primarily used to fund new commercial loans and increase the investment portfolio.

The Company reported total gross loans outstanding at December 31, 2011 of $762.0 million, which represented an increase of $42.2 million, or 6%, over $719.8 million at September 30, 2011 and an increase of $110.5 million, or 17%, over $651.5 million at December 31, 2010. The increase in total gross loans from September 30, 2011 and December 31, 2010 was primarily attributable to continued growth in the commercial lending portfolio.

The Company’s total deposits were $998.7 million as of December 31, 2011, which represented an increase of $62.7 million, or 7%, compared to $936.0 million at September 30, 2011 and an increase of $150.7 million, or 18%, compared to $847.9 million at December 31, 2010. The increase in deposits from September 30, 2011 and December 31, 2010 was primarily attributable to continued growth in noninterest-bearing demand deposits, offset in part by a decrease in money market and savings accounts.

Demand deposits represented 66.5% of total deposits at December 31, 2011, compared to 58.1% at September 30, 2011 and 53.0% for the same period one year ago. Core deposits represented 96.4% of total deposits at December 31, 2011, compared to 96.5% at September 30, 2011 and 94.9% at December 31, 2010.

Credit Quality

Nonperforming assets decreased to $16.0 million, or 1.38% of total assets, as of December 31, 2011, compared to $21.4 million, or 1.96% of total assets, as of September 30, 2011 and $23.3 million, or 2.27% of total assets, at December 31, 2010. The decrease in nonperforming assets in the fourth quarter of 2011 was primarily due to the sale of “other real estate owned” (OREO) with a carrying value of $5.2 million that resulted in gains of $133,000. The nonperforming assets at December 31, 2011 consisted of loans on nonaccrual or 90 days or more past due totaling $11.8 million, and OREO valued at $4.1 million.

Nonperforming loans at December 31, 2011 were comprised of loans with legal contractual balances totaling approximately $16.0 million reduced by $1.7 million received in non-accrual interest and impairment charges of $2.5 million which have been charged against the allowance for credit losses.

Nonperforming loans decreased to $11.8 million, or 1.55% of total gross loans, as of December 31, 2011, compared to $12.1 million, or 1.69% of total gross loans, as of September 30, 2011 and $16.7 million, or 2.56% of total gross loans, at December 31, 2010.

The carrying value of OREO was $4.1 million as of December 31, 2011, compared to $9.3 million as of September 30, 2011 and $6.6 million as of December 31, 2010.

The Company charged-off $488,000 during the three months ended December 31, 2011, compared to $280,000 charged-off during the three months ended September 30, 2011 and $2.3 million charged-off during the three months ended December 31, 2010. During the twelve months ended December 31, 2011, the Company charged-off balances totaling $2.9 million, which compared to $8.2 million charged-off during the same period of 2010.

During the three months ended December 31, 2011, the Company recognized $136,000 in loan recoveries compared to $450,000 and $688,000, respectively, in loan recoveries for the three months ended September 30, 2011 and December 31, 2010. During the twelve months ended December 31, 2011, the Company recognized $3.3 million in loan recoveries, which compared to $3.0 million in loan recoveries for the same period one year ago.

The allowance for loan losses was $18.5 million, or 2.43% of total loans, at December 31, 2011, compared to $18.3 million, or 2.54% of total loans, at September 30, 2011 and $15.5 million, or 2.39% of total loans, at December 31, 2010. The provision for credit losses was $600,000, $1.3 million, and $2.0 million, respectively, for the quarters ending December 31, 2011, September 30, 2011 and December 31, 2010. The provision for credit losses for the third and fourth quarters of 2011 was primarily due to the growth of the loan portfolio. The provision for credit losses for the twelve months ending December 31, 2011 and December 31, 2010 was $2.6 million and $4.7 million, respectively. The decrease in the provision for credit losses for the year ending December 31, 2011 compared to the same period one year ago reflects lower charge-offs and greater recoveries experienced during the current year combined with the improving condition of the Company’s loan portfolio.

“We continue to effectively resolve our problem assets, which included the sale of two OREO properties totaling $5.2 million at a small gain in the fourth quarter,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings. “We are seeing a lower rate of inflow into problem assets generally, and we are seeing consistent reduction of carrying values through continued payments by borrowers on loans we have placed on nonaccrual.”

Capital Adequacy

The Company’s capital ratios at December 31, 2011 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 16.06%, a Tier I Capital Ratio of 14.80%, and a Tier I Leverage Ratio of 13.36%. Additionally, the Company’s tangible common equity ratio at December 31, 2011 was 11.15% and book value per common share was $8.55, representing an increase of $0.22, or 3%, from $8.33 at September 30, 2011 and an increase of $0.39, or 25 from $8.16 at December 31, 2010.

Conference Call and Webcast

Management will host a conference call today at 10:00 a.m. Eastern time/7:00 a.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.941.6010 from the United States, or 480.629.9723 from outside the United States and referencing conference ID 4510305. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through February 15, 2012, by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering conference ID 4510305.  A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands)

	Three months ended			Twelve months ended
	12/31/11	09/30/11	12/31/10	12/31/11	12/31/10

INTEREST INCOME
Loans	$11,789	$11,615	$11,018	$45,352	$42,071
Federal funds sold	53	64	75	255	263
Investment securities	1,661	1,501	962	5,068	2,733
Other	-	-	17	19	121
Total interest income	13,503	13,180	12,072	50,694	45,188

INTEREST EXPENSE
Deposits	269	259	378	1,096	1,965
Other	271	270	275	1,160	1,106
Total interest expense	540	529	653	2,256	3,071

Net interest income	12,963	12,651	11,419	48,438	42,117
Provision for credit losses	600	1,250	1,950	2,600	4,700
Net interest income after provision for credit losses	12,363	11,401	9,469	45,838	37,417

NON-INTEREST INCOME
Service charges on deposit accounts	774	707	656	2,876	2,417
International Fee Income	708	704	464	2,488	1,785
Other non-interest income	1,134	1,846	967	4,566	2,647
Total non-interest income	2,616	3,257	2,087	9,930	6,849

OPERATING EXPENSES
Salaries and benefits	7,094	6,207	5,892	24,606	21,292
Premises and fixed assets	960	945	961	3,801	4,042
Other	3,005	3,771	4,287	14,017	14,386
Total operating expenses	11,059	10,923	11,140	42,424	39,720

Income before income taxes	3,920	3,735	416	13,344	4,546
Income tax expense	1,633	1,532	267	5,497	1,955

NET INCOME	$2,287	$2,203	$149	$7,847	$2,591

Preferred dividends	-	-	298	200	1,955
Net income (loss) available to common shareholders	$2,287	$2,203	$(149)	$7,647	$636

EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$0.16	$0.15	$(0.01)	$0.54	$0.06
Diluted earnings (loss) per share	$0.16	$0.15	$(0.01)	$0.52	$0.06
Average common shares outstanding	14,337,176	14,297,806	11,921,615	14,247,853	9,820,755
Average common and equivalent shares outstanding	14,735,337	14,699,419	11,921,615	14,642,260	10,234,535

PERFORMANCE MEASURES
Return on average assets	0.82%	0.81%	0.06%	0.75%	0.29%
Return on average equity	7.09%	6.94%	0.47%	6.12%	2.26%
Efficiency ratio	70.99%	68.66%	82.48%	72.68%	81.12%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	12/31/11	09/30/11	06/30/11	03/31/11	12/31/10

ASSETS
Cash and due from banks	$17,135	$18,836	$28,299	$15,001	$8,676
Federal funds sold	106,690	85,075	110,330	108,520	114,240
Interest-bearing deposits	335	335	335	1,560	2,539
Investment securities	240,268	232,758	207,275	204,177	217,303
Loans:
Commercial	330,348	295,916	265,621	256,865	269,034
SBA	73,336	76,430	69,396	65,537	67,538
Real estate construction	47,213	40,897	38,615	35,291	40,705
Land and land development	6,772	6,046	5,808	8,235	9,072
Real estate other	157,446	141,539	137,199	139,499	138,633
Factoring and asset-based lending	142,482	153,230	132,182	122,052	122,542
Other	4,431	5,727	4,415	4,193	4,023
Loans, gross	762,028	719,785	653,236	631,672	651,547
Unearned fee income	(2,792)	(2,448)	(1,573)	(1,422)	(1,444)
Allowance for credit losses	(18,540)	(18,292)	(16,872)	(15,171)	(15,546)
Loans, net	740,696	699,045	634,791	615,079	634,557
Premises and equipment, net	2,337	2,184	2,223	2,396	2,580
Accrued interest receivable	3,291	3,317	3,313	3,592	3,439
Other assets	50,281	52,433	47,399	48,112	46,397
Total assets	$1,161,033	$1,093,983	$1,033,965	$998,437	$1,029,731

LIABILITIES
Deposits:
Demand noninterest-bearing	$660,036	$538,987	$515,622	$475,287	$443,806
Demand interest-bearing	4,272	4,325	6,505	5,096	5,275
Money market and savings	298,145	359,634	324,079	305,113	355,772
Time	36,222	33,046	33,467	42,215	43,093
Total deposits	998,675	935,992	879,673	827,711	847,946

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	-	-	-	7,672
Accrued interest payable	9	27	41	36	48
Other liabilities	15,309	14,392	13,092	30,797	14,235
Total liabilities	1,031,520	967,938	910,333	876,071	887,428

SHAREHOLDERS' EQUITY
Preferred stock	-	-	-	-	23,864
Common stock	106,674	105,918	105,239	106,112	104,843
Retained earnings	23,430	21,143	18,939	17,154	15,784
Accumulated other comprehensive (loss)	(591)	(1,016)	(546)	(900)	(2,188)
Total shareholders' equity	129,513	126,045	123,632	122,366	142,303
Total liabilities and shareholders' equity	$1,161,033	$1,093,983	$1,033,965	$998,437	$1,029,731

CAPITAL ADEQUACY
Tier I leverage ratio	13.36%	13.39%	14.30%	13.68%	16.67%
Tier I risk-based capital ratio	14.80%	15.29%	16.64%	16.98%	19.61%
Total risk-based capital ratio	16.06%	16.55%	17.89%	18.23%	20.87%
Total equity/ total assets	11.15%	11.52%	11.96%	12.26%	13.82%
Book value per common share	$8.55	$8.33	$8.19	$8.12	$8.16

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended December 31,
	2011			2010

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$712,441	6.56%	$11,789	$611,400	7.15%	$11,018
Federal funds sold	91,232	0.23%	53	128,774	0.23%	76
Investment securities	237,722	2.77%	1,661	168,491	2.26%	961
Other	335	0.00%	-	2,938	2.30%	17
Total interest earning assets	1,041,730	5.14%	13,503	911,603	5.25%	12,072

Noninterest-earning assets:
Cash and due from banks	21,563			21,437
All other assets (3)	37,097			35,533
TOTAL	$1,100,390			$968,573

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$4,332	0.09%	$1	$6,034	0.07%	$1
Money market and savings	336,187	0.27%	232	320,394	0.33%	268
Time	35,265	0.41%	36	45,145	0.96%	109
Other	17,527	6.13%	271	17,684	6.17%	275
Total interest-bearing liabilities	393,311	0.54%	540	389,257	0.67%	653

Noninterest-bearing liabilities:
Demand deposits	564,026			439,433
Accrued expenses and other liabilities	15,019			15,411
Shareholders' equity	128,034			124,472
TOTAL	$1,100,390			$968,573

Net interest income and margin		4.94%	$12,963		4.97%	$11,419

(1)	Loan fee amortization of $1.5 million and $1.3 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $18.3 million and $15.6 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Twelve months ended December 31,
	2011			2010

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$660,614	6.87%	$45,352	$590,334	7.13%	$42,071
Federal funds sold	109,134	0.23%	255	112,940	0.23%	263
Investment securities	216,870	2.34%	5,068	134,349	2.03%	2,733
Other	998	1.90%	19	5,775	2.10%	121
Total interest earning assets	987,616	5.13%	50,694	843,398	5.36%	45,188

Noninterest-earning assets:
Cash and due from banks	22,392			18,792
All other assets (3)	37,133			34,950
TOTAL	$1,047,141			$897,140

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$6,205	0.06%	$4	$6,079	0.10%	$6
Money market and savings	326,546	0.27%	884	306,461	0.40%	1,223
Time	36,876	0.56%	208	58,285	1.26%	736
Other	20,217	5.74%	1,160	17,622	6.28%	1,106
Total interest-bearing liabilities	389,844	0.58%	2,256	388,447	0.79%	3,071

Noninterest-bearing liabilities:
Demand deposits	515,056			380,295
Accrued expenses and other liabilities	14,113			13,775
Shareholders' equity	128,128			114,623
TOTAL	$1,047,141			$897,140

Net interest income and margin		4.90%	$48,438		4.99%	$42,117

(1)	Loan fee amortization of $5.7 million and $4.1 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $16.9 million and $15.6 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)

(Dollars in Thousands)

	12/31/11	09/30/11	06/30/11	03/31/11	12/31/10

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$18,292	$16,872	$15,171	$15,546	$15,248
Provision for credit losses, quarterly	600	1,250	-	750	1,950
Charge-offs, quarterly	(488)	(280)	(380)	(1,757)	(2,340)
Recoveries, quarterly	136	450	2,081	632	688
Balance, end of period	$18,540	$18,292	$16,872	$15,171	$15,546

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$11,840	$12,146	$12,627	$11,821	$16,696
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	-	-	2,442	-
Nonperforming loans	11,840	12,146	12,627	14,263	16,696
Other real estate owned	4,126	9,255	9,661	9,666	6,645
Nonperforming assets	$15,966	$21,401	$22,288	$23,929	$23,341

Loans restructured and in compliance with modified terms	10,677	10,569	4,926	4,456	4,494
Nonperforming assets and restructured loans	$26,643	$31,970	$27,214	$28,385	$27,835

Nonperforming Loans by Asset Type:
Commercial	$798	$1,235	$1,262	$1,365	$1,130
SBA	2,110	714	643	209	228
Construction	-	-	-	-	5,342
Land	540	583	638	2,595	3,176
Other real estate	6,184	7,006	7,370	10,094	6,820
Factoring and asset-based lending	2,208	2,608	2,714	-	-
Nonperforming loans	$11,840	$12,146	$12,627	$14,263	$16,696

ASSET QUALITY
Allowance for credit losses / gross loans	2.43%	2.54%	2.58%	2.40%	2.39%
Allowance for credit losses / nonperforming loans	156.59%	150.60%	133.62%	106.37%	93.11%
Nonperforming assets / total assets	1.38%	1.96%	2.16%	2.40%	2.27%
Nonperforming loans / gross loans	1.55%	1.69%	1.93%	2.26%	2.56%
Net quarterly charge-offs / gross loans	0.05%	-0.02%	-0.26%	0.18%	0.25%